Exhibit (e)

DIVIDEND REINVESTMENT PLAN

OF

PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation., a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”) with respect to distributions declared by its Board of Directors on shares of its Common Stock:

1. Unless a stockholder specifically elects to receive cash as set forth below, all distributions hereafter declared by the Board of Directors, net of any applicable withholding tax, shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock.

2. Such distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date established by the Board of Directors for the distribution involved.

3. With respect to each distribution pursuant to this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, to determine whether to issue newly-issued shares of its Common Stock or to make open market purchases of its shares for the account of Plan Participants (as hereinafter defined). However, if no determination is made otherwise, in the event the market price of the Corporation’s Common Stock plus any applicable brokerage commission is equal to or exceeds the net asset value per share on the valuation date fixed by the Board of Directors for such distribution (“Valuation Date”), the Corporation will use newly-issued shares of its Common Stock valued at the then current market price. If no determination is made otherwise, in the event the net asset value per share of the Common Stock on the Valuation Date exceeds the market price of the Common Stock at such time plus any applicable brokerage commission, the Plan Administrator will purchase shares in the open market for the account of Participants. The market price per share of the Corporation’s Common Stock on a particular date shall be the closing price for such shares on the NASDAQ Global Market on such date or, if no sale is reported for such date, at the average of their reported bid and asked prices. The net asset value per share of the Corporation’s Common Stock on a particular date shall be as determined by or on behalf of the Corporation.

4. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive distributions in cash (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. Upon request by a Participant, received in writing no later than three days prior to the record date, the Plan Administrator will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share. The Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds of the sale of any fractional share.

5. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 30 business days after the payable date. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Corporation, no certificates for a fractional share will be issued. However, distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination.

6. The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

7. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

8. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation. However, each Participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Administrator’s open market purchases in connection with the reinvestment of distributions.

9. Each Participant may terminate his or its account under the Plan by so notifying the Plan Administrator via the Plan Administrator’s website at www.amstock.com, by filling out the transaction request form located at the bottom of the Participant’s Statement and sending it to American Stock Transfer & Trust Company, PO Box 922, Wall Street Station, New York, NY 10269-0560 or by calling the Plan Administrator’s Interactive Voice Response System at 1-888-777-0324. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least three days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution. The Plan may be terminated or amended by the Corporation upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any distribution by the Corporation. Upon any termination, the Plan Administrator will cause a certificate or certificates to be issued for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written notice to the

Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

10. These terms and conditions may be amended or supplemented by the Corporation at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it with respect to purchases and sales of the Corporation’s Common Stock under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12. These terms and conditions shall be governed by the laws of the State of New York.

June 11, 2007